Exhibit 10.1

The Brenner Group, Inc.

Amended and Restated

Consulting Engagement Agreement

This Amended and Restated Consulting Engagement Agreement (the “Agreement”) is made effective as of June 18, 2014 (the “Commencement Date”) between The Brenner Group, Inc., a Delaware corporation, with its principal place of business located at 19200 Stevens Creek Blvd., Suite 200, Cupertino, CA 95014-2530 (“Consultant”) and Semler Scientific, Inc., a Delaware corporation, with its principal place of business located at 2330 NW Everett Street, Portland, OR 97210 (“Client”).

RECITALS

A.	Consultant is in the business of providing management services to client companies in all areas of business operations.

B.	Client is in need of assistance in the form provided by Consultant.

C.	The Consultant and Parties entered into that certain Consulting Engagement Agreement dated as of the April 4, 2014 (the “Original Agreement”), pursuant to which Consultant has been providing services to the Client.

D.	In light of the Board’s decision to appoint Consultant’s employee as Chief Financial Officer effective as of June 18, 2014, Consultant and Client desire to amend and restate the Consulting Agreement in its entirety by this Agreement for purpose of amending and restating Exhibit A and Exhibit B to expand the scope of Consultant’s services.

NOW, THEREFORE, the parties hereto agree as follows:

1.	ENGAGEMENT: Client agrees to engage Consultant under the terms of this Agreement, and Consultant agrees to accept such engagement. Consultant, or its representative shall be available to Client according to the time or the projects specified in Exhibit A, attached hereto and made a part of this Agreement by reference herein.

2.	TERM AND TERMINATION: Consultant’s engagement pursuant to the Original Agreement commenced on April 4, 2014, and shall commence under this Agreement on the date hereof and continue until March 31, 2015, unless terminated earlier, as provided herein (the “Term”). At the end of the Term, this Agreement shall automatically be extended for periods of three (3) months each, unless one party gives the other party one (1) month notice of their intent to not extend the Agreement. Other than for the reasons described in Section 4, below, either party may terminate this Agreement during the Term, or any extensions thereof, by giving the other party one (1) month written notice of their intent to so terminate.

3.	COMPENSATION: As compensation for services rendered by Consultant pursuant to this Agreement, Client shall pay Consultant the sum(s) as shown on Exhibit A, plus reimbursement for any expenses incurred on Client’s behalf. If Consultant uses an automobile on Client’s behalf, Client shall reimburse Consultant for actual miles traveled

The Brenner Group, Inc.

at the rate of $0.58 per mile. For on-site engagements of less than four (4) hours, Consultant shall invoice Client for travel time to and from Client’s premises (or other designated meeting site as defined by Client). Client and Consultant agree that Exhibit A may be modified from time to time, and such modifications shall be made a part of this Agreement when executed by both parties.

4.	PERSONNEL: Client and Consultant agree that Consultant is not in the business of providing a recruiting or placement service for permanent positions. However, if Client wishes to offer employment to any of Consultant’s representatives, and if the representative wishes to accept such employment, Consultant has the right to invoice Client, and Client will promptly pay, a fee as shown in the following table:

Period after the Effective Date of the Agreement	% of estimated first year’s compensation**
Within the first six (6) months	100%
Between seven (7) months and nine (9) months	85%
After the commencement of the tenth (10th) month	70%

** For purposes of this Agreement, “estimated first year’s compensation” shall be defined to include first year’s annualized salary, first year’s estimated annualized bonus, and number of shares of Client’s stock to be vested to Consultant’s representative by the first anniversary of representative’s employment by Client. In the case of equity, a warrant shall be issued to Consultant for the percentage of representative’s shares, at the same price as those as the representative. Equity considered “vested” shall be determined as a function of the passage of time (i.e. disregarding cliffs and other vesting deferral mechanisms built into the representative’s option plan).

Client and Consultant also agree that the Client shall not offer any of Consultant’s Representative (including all Exhibits, and whether or not Consultant’s Representative remains an employee of Consultant) a consulting or other non-permanent form of employment or engagement within twenty- four (24) months of termination of Client’s engagement with Consultant, without obtaining the express and written consent of Consultant. In the absence of this approval, Consultant has the right to invoice Client, and Client will promptly pay, a fee equal to 100% of the total amount paid by Client to the Consultant’s former Representative for the greater of the duration of the project or until the time which is twenty-four (24) months after the termination of the Agreement.

5.	INVOICING AND PAYMENT: Consultant shall invoice Client as of the fifteenth and last day of each month for services performed pursuant to this Agreement. Client shall pay Consultant’s invoice, in full, within five (5) business days of the date of Consultant’s invoice. If Client does not pay Consultant pursuant to these terms, Consultant shall have the right to receive a retainer, as described in Paragraph 6, below.

6.	RETAINER: If Consultant has the right, pursuant to Paragraph 5, above, to receive a retainer from Client, and further, if Consultant requests such retainer, Client shall pay Consultant a retainer (the “Retainer”) upon written demand from Consultant. Such retainer shall approximate Consultant’s best estimate of one half months’ worth of

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Consultant’s charges working on Client’s matters. Client agrees that such retainer shall be replenished to an amount equal to the following one half month’s projected amount due for projected services during such period. Any retainer remaining shall be applied against the final invoice pursuant to this Agreement.

7.	STATUS: Consultant is engaged by Client as an independent contractor, and not as an employee. As such, Consultant is solely responsible for and will make proper and timely payment of any and all taxes on amounts paid by Client, including, if applicable, estimated state and federal income taxes, self-employment taxes, state disability insurance taxes and the like. Neither Consultant nor Consultant’s Representative will receive or participate in any of Client’s employee health insurance or any other employee fringe benefit programs, and Consultant will not be covered by Client’s workers’ compensation and other insurance policies.

8.	PROPRIETARY INFORMATION AND INVENTIONS: Consultant understands that certain proprietary information of Client’s may be disclosed to Consultant during the term of this Agreement. Unless such information was known to Consultant prior to such disclosure, or becomes part of the public domain, or disclosure is required by government-compelled process, Consultant agrees not to disclose such information to third parties for a period of twenty four months, without prior written consent of the Client. Consultant acknowledges that, if requested by Client, Consultant will sign an additional and separate Non-Disclosure Agreement with Client.

9.	NO AUTHORITY: Consultant does not have, and is not granted by this Agreement, any express or implied right or authority to assume or create any obligations on behalf of, or in the name of, Client; or to bind Client to, or enter into, directly or indirectly, any contract, agreement or undertaking with any third party. If Client wishes to grant such authority to Consultant, Client shall issue such authority to Consultant in writing prior to Consultant taking any such action.

10.	INDEMNITY: Client shall offer the same level of indemnification to Consultant as Client would normally provide to its officers and directors, including such resolutions by its Board of Directors as are customary regarding officer and director indemnification. Client shall provide a certificate of insurance from its D&O Insurance carrier, naming Consultant, and its Representatives as named insureds on the policy.

11.	MISCELLANEOUS:

A.	ASSIGNMENT: This Agreement may not be assigned by either party hereto without the prior written consent of the other.

B.	ADDITIONAL PERSONNEL: Consultant may use additional personnel to support the requirements of Client under this Agreement. The additional personnel will only be used after Client has agreed in writing to: (a) such addition; (b) the compensation for such addition; (c) the term of such addition, and (d) such addition is made a part of this Agreement by an amendment to Exhibit A and executed by both parties.

C.	GOVERNING LAW: This Agreement shall be governed by and construed in accordance with the laws of the State of California.

The Brenner Group, Inc.

D.	NOTICES: All notices hereunder shall be in writing, and shall be deemed given upon personal delivery or upon placing in the United States postal service First Class delivery system, to the addresses set forth below:

If to Consultant:	If to Client:
Richard M. Brenner	Doug Murphy Chutorian
Chief Executive Officer	Chief Executive Officer
The Brenner Group, Inc.	Semler Scientific, Inc.
19200 Stevens Creek Blvd., St. 200	2330 NW Everett Street
Cupertino, CA 95014-2530	Portland, OR 97210

Either party may change its notice address by written notice to the other in accordance herewith.

E.	AMENDMENT; ENTIRE AGREEMENT: This Agreement may be amended only in writing, and signed by both parties. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, and expressly terminates and supersedes any and all oral and or written understandings and agreements with regard to such subject matter.

F.	ATTORNEYS’ FEES: If any action is brought hereunder, the prevailing party shall be entitled to reasonable attorneys’ fees to be fixed by the court in such action.

G.	PARTIAL INVALIDITY: If any provision of this Agreement is found to be invalid by any court or other authority, the invalidity of such provision shall not affect the validity of the remaining provisions hereof.

H.	ADDITIONAL TERMS: See Exhibit D.

IN WITNESS WHEREOF, the parties have executed this Agreement this the 18th of June, 2014.

Consultant:	Client:
The Brenner Group, Inc.	Semler Scientific, Inc.

/s/ Richard M. Brenner	/s/ Doug Murphy-Chutorian
signature	signature
Richard M. Brenner	Doug Murphy Chutorian
name	name
President & Chief Executive Officer	Chief Executive Officer
title	title

The Brenner Group, Inc.

Amended and Restated Exhibit A

The Assignment shall be defined as:

•	Consultant shall assist Client by acting as Client’s Chief Financial Officer, including all duties and authorities normally associated with such position, and be appointed as such by the Board of Directors.

•	The scope of work is as outlined in attached amended and restated Exhibit B (CFO Job Responsibilities)

•	Consultant shall commit to a minimum of 40 hours per month devoted to the CFO role. Client agrees that Consultant and Client will routinely review workload to make sure time commitment and fee are in alignment. Client and Consultant may adjust hours and monthly fee as necessary but only with mutual consent.

•	Consultant shall assist Client in such other matters as Client may reasonably request.

Consultant’s rates for such services:

	Consultant’s Representative	Rate
1.	Jim Walker, or equivalent	$10,000 per month

IN WITNESS WHEREOF, the parties have executed this Agreement this 18th day of June, 2014.

Consultant:	Client:
The Brenner Group, Inc.	Semler Scientific, Inc.

/s/ Richard M. Brenner	/s/ Doug Murphy-Chutorian
signature	signature
Richard M. Brenner	Doug Murphy Chutorian
name	name
President & Chief Executive Officer	Chief Executive Officer
title	title

The Brenner Group, Inc.

AMENDED AND RESTATED EXHIBIT B

Semler Scientific CFO Responsibilities

The Brenner Group, Inc.

EXHIBIT C

VP Finance Job Description

The Brenner Group, Inc.

Exhibit D

Additional Terms of Consulting Agreement

1.	Services and Compensation

Consultant shall perform the services described in Exhibit A (the “Services”) for the Company (or its designee), and the Company agrees to pay Consultant the compensation described in Exhibit A for Consultant’s performance of the Services.

2.	Applicability to Past Activities

Consultant agrees that if and to the extent that Consultant provided any services or made efforts on behalf of or for the benefit of Company, or related to the current or prospective business of Company in anticipation of Consultant’s involvement with the Company, that would have been “Services” if performed during the term of this Agreement (the “Prior Consulting Period”) and to the extent that during the Prior Consulting Period: (i) Consultant received access to any information from or on behalf of Company that would have been “Confidential Information” (as defined below) if Consultant received access to such information during the term of this Agreement; or (ii) Consultant conceived, created, authored, invented, developed or reduced to practice any item (including any intellectual property rights with respect thereto) on behalf of or for the benefit of Company, or related to the current or prospective business of Company in anticipation of Consultant’s involvement with Company, that would have been an “Invention” (as defined below) if conceived, created, authored, invented, developed or reduced to practice during the term of this Agreement; then any such information shall be deemed “Confidential Information” hereunder and any such item shall be deemed an “Invention” hereunder, and this Agreement shall apply to such activities, information or item as if disclosed, conceived, created, authored, invented, developed or reduced to practice during the term of this Agreement. Consultant further acknowledges that Consultant has been fully compensated for all services provided during any such Prior Consulting Period.

3.	Confidentiality

A.	Definition of Confidential Information. “Confidential Information” means any non-public information that relates to the actual or anticipated business and/or products, research or development of the Company, its affiliates or subsidiaries, or to the Company’s, its affiliates’ or subsidiaries’ technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Company’s, its affiliates’ or subsidiaries’ products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on whom Consultant called or with whom Consultant became acquainted during the term of this Agreement), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company, its affiliates or subsidiaries, either directly or indirectly, in writing, orally or by drawings or inspection of premises, parts, equipment, or other property of Company, its affiliates or subsidiaries. Notwithstanding the foregoing, Confidential Information shall not include any such information which Consultant can establish (i) was publicly known or made generally available prior to the time of disclosure to Consultant; (ii) becomes publicly known or made generally available after disclosure to Consultant through no wrongful action or

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inaction of Consultant; or (iii) is in the rightful possession of Consultant, without confidentiality obligations, at the time of disclosure as shown by Consultant’s then-contemporaneous written records.

B.	Nonuse and Nondisclosure

During and after the term of this Agreement, Consultant will hold in the strictest confidence, and take all reasonable precautions to prevent any unauthorized use or disclosure of Confidential Information, and Consultant will not (i) use the Confidential Information for any purpose whatsoever other than as necessary for the performance of the Services on behalf of the Company, or (ii) disclose the Confidential Information to any third party without the prior written consent of an authorized representative of Company. Consultant may disclose Confidential Information to the extent compelled by applicable law; provided however, prior to such disclosure, Consultant shall provide prior written notice to Company and seek a protective order or such similar confidential protection as may be available under applicable law. Consultant agrees that no ownership of Confidential Information is conveyed to the Consultant. Without limiting the foregoing, Consultant shall not use or disclose any Company property, intellectual property rights, trade secrets or other proprietary know-how of the Company to invent, author, make, develop, design, or otherwise enable others to invent, author, make, develop, or design identical or substantially similar designs as those developed under this Agreement for any third party. Consultant agrees that Consultant’s obligations under this Section 3.B shall continue after the termination of this Agreement.

C.	Other Client Confidential Information

Consultant agrees that Consultant will not improperly use, disclose, or induce the Company to use any proprietary information or trade secrets of any former or concurrent employer of Consultant or other person or entity with which Consultant has an obligation to keep in confidence. Consultant also agrees that Consultant will not bring onto the Company’s premises or transfer onto the Company’s technology systems any unpublished document, proprietary information, or trade secrets belonging to any third party unless disclosure to, and use by, the Company has been consented to in writing by such third party.

D.	Third Party Confidential Information

Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that at all times during the term of this Agreement and thereafter, Consultant owes the Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to use it or to disclose it to any person, firm, corporation, or other third party except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party.

The Brenner Group, Inc.

4.	Ownership

A.	Assignment of Inventions.

Consultant agrees that all right, title, and interest in and to any copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets conceived, discovered, authored, invented, developed or reduced to practice by Consultant, solely or in collaboration with others, during the term of this Agreement and arising out of, or in connection with, performing the Services under this Agreement and any copyrights, patents, trade secrets, mask work rights or other intellectual property rights relating to the foregoing (collectively, “Inventions”), are the sole property of the Company. Consultant also agrees to promptly make full written disclosure to the Company of any Inventions and to deliver and assign (or cause to be assigned) and hereby irrevocably assigns fully to the Company all right, title and interest in and to the Inventions.

B.	Pre-Existing Materials.

Subject to Section 2.A, Consultant agrees that if, in the course of performing the Services, Consultant incorporates into any Invention or utilizes in the performance of the Services any pre- existing invention, discovery, original works of authorship, development, improvements, trade secret, concept, or other proprietary information or intellectual property right owned by Consultant or in which Consultant has an interest (“Prior Inventions”), (i) Consultant will provide the Company with prior written notice and (ii) the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, transferable, worldwide license (with the right to grant and authorize sublicenses) to make, have made, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such Prior Inventions, without restriction, including, without limitation, as part of or in connection with such Invention, and to practice any method related thereto. Consultant will not incorporate any invention, improvement, development, concept, discovery, work of authorship or other proprietary information owned by any third party into any Invention without Company’s prior written permission.

C.	Moral Rights.

Any assignment to the Company of Inventions includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, Consultant hereby waives and agrees not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law.

D.	Maintenance of Records.

Consultant agrees to keep and maintain adequate, current, accurate, and authentic written records of all Inventions made by Consultant (solely or jointly with others) during the term of this Agreement, and for a period of three (3) years thereafter. The records will be in the form of notes, sketches, drawings, electronic files, reports, or any other format that is customary in the industry and/or otherwise specified by the Company. Such records are and remain the sole property of the Company at all times and upon Company’s request, Consultant shall deliver (or cause to be delivered) the same.

The Brenner Group, Inc.

E.	Further Assurances.

Consultant agrees to assist Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments that the Company may deem necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights, and in order to deliver, assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title, and interest in and to all Inventions and testifying in a suit or other proceeding relating to such Inventions. Consultant further agrees that Consultant’s obligations under this Section 2.E shall continue after the termination of this Agreement.

F.	Attorney-in-Fact

Consultant agrees that, if the Company is unable because of Consultant’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant’s signature with respect to any Inventions, including, without limitation, for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to the Company in Section 2.A, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and on Consultant’s behalf to execute and file any papers and oaths and to do all other lawfully permitted acts with respect to such Inventions to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by Consultant. This power of attorney shall be deemed coupled with an interest, and shall be irrevocable.

5.	Conflicting Obligations

A.	Consultant represents and warrants that Consultant has no agreements, relationships, or commitments to any other person or entity that conflict with the provisions of this Agreement, Consultant’s obligations to the Company under this Agreement, and/or Consultant’s ability to perform the Services. Consultant will not enter into any such conflicting agreement during the term of this Agreement.

B.	Consultant shall require all Consultant’s employees, contractors, or other third-parties performing Services under this Agreement to execute a confidential information and assignment agreement in a form provided by the Company, which shall be no less protective of the Company’s rights as set forth herein, and promptly provide a copy of each such executed agreement to the Company. Consultant’s violation of this Article 5 will be considered a material breach.

6.	Return of Company Materials

Upon the termination of this Agreement, or upon Company’s earlier request, Consultant will immediately deliver to the Company, and will not keep in Consultant’s possession, recreate, or deliver to anyone else, any and all Company property, including, but not limited to, Confidential Information, tangible embodiments of the Inventions, all devices and equipment belonging to the Company, all electronically-stored information and passwords to access such property, those records maintained pursuant to Section D and any reproductions of any of the foregoing items that Consultant may have in Consultant’s possession or control.

The Brenner Group, Inc.

7.	Reports

Consultant agrees that Consultant will periodically keep the Company advised as to Consultant’s progress in performing the Services under this Agreement. Consultant further agrees that Consultant will, as requested by the Company, prepare written reports with respect to such progress. The Company and Consultant agree that the reasonable time expended in preparing such written reports will be considered time devoted to the performance of the Services.

8.	Survival.

Upon any termination, all rights and duties of the Company and Consultant toward each other shall cease except:

A.	The Company will pay, within thirty (30) days after the effective date of termination, all amounts owing to Consultant for Services completed and accepted by the Company prior to the termination date and related reimbursable expenses, if any, submitted in accordance with the Company’s policies and in accordance with the provisions of Article 1 of this Agreement; and

B.	Article 3 (Confidentiality), Article 4 (Ownership), Section 5 (Conflicting Obligations), Article 6 (Return of Company Materials), Article 9 (Independent Contractor; Benefits), Article 10 (Noninterference), and Article 11 (Miscellaneous) will survive termination or expiration of this Agreement in accordance with their terms.

9.	Independent Contractor; Benefits

A.	Independent Contractor. It is the express intention of the Company and Consultant that Consultant perform the Services as an independent contractor to the Company. Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee or representative of the Company. Without limiting the generality of the foregoing, Consultant is not authorized to bind the Company to any liability or obligation or to represent that Consultant has any such authority. Consultant agrees to furnish (or reimburse the Company for) all tools and materials necessary to accomplish this Agreement and shall incur all expenses associated with performance, except as expressly provided in Exhibit A. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement. Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes on such income.

B.	Benefits. The Company and Consultant agree that Consultant will receive no Company- sponsored benefits from the Company where benefits include, but are not limited to, paid vacation, sick leave, medical insurance and 401k participation. If Consultant is reclassified by a state or federal agency or court as the Company’s employee, Consultant will become a reclassified employee and will receive no benefits from the Company, except those mandated by state or federal law, even if by the terms of the Company’s benefit plans or programs of the Company in effect at the time of such reclassification, Consultant would otherwise be eligible for such benefits.

The Brenner Group, Inc.

10.	Non-solicitation

To the fullest extent permitted under applicable law, from the date of this Agreement until twelve (12) months after the termination of this Agreement for any reason (the “Restricted Period”), Consultant will not, without the Company’s prior written consent, directly or indirectly, solicit any of the Company’s employees to leave their employment, or attempt to solicit employees of the Company, either for Consultant or for any other person or entity. Consultant agrees that nothing in this Article 10 shall affect Consultant’s continuing obligations under this Agreement during and after this twelve (12) month period, including, without limitation, Consultant’s obligations under Article 3.

11.	Miscellaneous

A.	Governing Law; Consent to Personal Jurisdiction. This Agreement shall be governed by the laws of the State of California, without regard to the conflicts of law provisions of any jurisdiction. To the extent that any lawsuit is permitted under this Agreement, the Parties hereby expressly consent to the personal and exclusive jurisdiction and venue of the state and federal courts located in California.

B.	Assignability. This Agreement will be binding upon Consultant’s heirs, executors, assigns, administrators, and other legal representatives, and will be for the benefit of the Company, its successors, and its assigns. There are no intended third-party beneficiaries to this Agreement, except as expressly stated. Except as may otherwise be provided in this Agreement, Consultant may not sell, assign or delegate any rights or obligations under this Agreement. Notwithstanding anything to the contrary herein, Company may assign this Agreement and its rights and obligations under this Agreement to any successor to all or substantially all of Company’s relevant assets, whether by merger, consolidation, reorganization, reincorporation, sale of assets or stock, or otherwise.

C.	Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.

D.	Severability. If a court or other body of competent jurisdiction finds, or the Parties mutually believe, any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect.

E.	Waiver. Waiver by the Company of a breach of any provision of this Agreement will not operate as a waiver of any other or subsequent breach.

IN WITNESS WHEREOF, the parties have executed this Agreement this 18th day of June, 2014.

Consultant:	Client:
The Brenner Group, Inc.	Semler Scientific, Inc.

/s/ Richard M. Brenner	/s/ Doug Murphy-Chutorian
signature	signature
Richard M. Brenner	Doug Murphy Chutorian
name	name
President & Chief Executive Officer	Chief Executive Officer
title	title

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